SERVICES AGREEMENT

This Agreement is made effective January 1, 2011 between Chindex International, Inc.  a U.S. Corporation incorporated in the State of Delaware (hereinafter CHDX) and Chindex Export Medical Products, LLC a limited liability company registered in  the state of Delaware, USA (hereinafter “CEMP”), a corporation owned by Chindex Medical Ltd., a joint venture company owned by Fosun Pharma and Chindex International, Inc.

WHEREAS, CEMP desires to obtain advice and assistance of CHDX in a variety of areas; and

WHEREAS, CHDX has the necessary expertise, personnel and facilities to provide such services, and desires to do so;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.0.	DESCRIPTION OF SERVICES

1.1.
CHDX will provide to CEMP advice and support services with respect to a variety of issues as requested by CEMP.  The services will include management and administrative support services for marketing, sales and order fulfillment activities conducted in the United States and China, order processing and exporting of goods sold to customers in China, advice relating to the marketing of products sold in China by CEMP, analysis of sales opportunities and assistance in contacting prospective customers, and other assistance including services such as payroll, tax compliance, staffing and recruiting, general administrative, budgeting, legal services, computer support including database administration, internal auditing and accounting/finance, that will assist CEMP in carrying out its activities in the United States and China.

1.2.	CEMP will provide Chindex with all information as is reasonably necessary for the performance by Chindex of the services.

2.0.	PAYMENT

The parties agree that in exchange for the services described in Section 1 of this Agreement, CEMP will pay CHDX  the cost of such services plus such  mark-up as may be determined to be reasonable by CHDX.  For purposes of this provision, the “cost of services” includes salary, bonus, overtime, commissions, benefits, equity awards, and reasonable business expenses.  CHDX will provide invoices for the amount due each month.  The parties agree that, as long as the agreement remains in force in accordance with item 3.0 below, the terms, services and invoicing rates may be reviewed at the request of either party and amended in writing.  The cost basis for services rendered shall be evidenced by the actual expenses recorded on the CHDX financial records as reviewed from time to time by CEMP.

3.0.	TERM AND TERMINATION

3.1.         This Agreement will continue for an indefinite period until terminated by one of the parties as set forth in paragraph 3.2 below, or until amended or terminated by mutual agreement.

3.2.         Either party may terminate this Agreement upon 30 (thirty) days notice to the other party.  All fees incurred up to the date of termination will be due and payable by CEMP on that date.

4.0.	NOTICES

4.1.           All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or via facsimile or e-mail addressed to the following parties:

4.1.1	If to CEMP to:

Chindex Export Medical Products, LLC
Chief Financial Officer
4340 East West Highway, Suite 1100
Bethesda, MD  20814

4.1.2.	If to CHDX to:

Chindex International, Inc.
Chief Financial Officer
4340 East West Highway, Suite 1100
Bethesda, MD  20814

5.0	INDEPENDENT CONTRACTOR

The relationship of CHDX to CEMP under this Agreement is that of an independent contractor.

6.0	DAMAGES

Neither CHDX nor CEMP shall be liable for indirect, incidental, consequential or punitive damages or losses suffered by the other (including, but not limited to loss of revenue or profit), arising out of or related to the services or this Agreement.

7.0.	WAIVER OR MODIFICATION

No waiver or modification of this Agreement shall be valid and enforceable unless set forth in a written agreement signed by both parties.  The failure of either party to enforce at any time, or for any period of time, the provisions of this Agreement, shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

8.0.	SEVERABILITY

In the event that any singular part of this Agreement is held to be invalid, all other remaining parts remain in force.

9.0.	APPLICABLE LAW

This Agreement will be governed by, and its provisions interpreted in accordance with, the laws of the State of Delaware, United States of America.

10.0.           LANGUAGES

The Agreement is written in English.

11.0.	TAXATION

CHDX will be responsible for the payment of any taxes that may be due in connection with service fee set forth in The Agreement.

12.0.	FORCE MAJEURE

12.1.  “Force Majeure” shall mean all events which are beyond the control of the parties to The Agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by either Party.

122.
If an event of Force Majeure occurs, to the extent that the contractual obligations of the Parties to The Agreement cannot be performed as a result of such event, such contractual obligations shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal t such suspension.

12.3.
The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish appropriate proof of the occurrence and duration of such Force Majeure.  The Party claiming Force Majeure shall also use all reasonable efforts to minimize the consequences of such Force majeure.

12.4.
In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

13.0.	DISPUTE RESOLUTION

Any dispute arising from, out of or in connection with The Agreement shall be settled by friendly consultation between the Parties.  In the event that either Party determines that the dispute is unable to be resolved by consultation, either Party may, at any time, refer the dispute to arbitration under the auspices of and pursuant to the rules of the American Arbitration Association (AAA). Arbitration will be conducted by a sole arbitrator to be selected by the AAA in accordance with its procedures. The arbitration will be conducted in Washington, D.C. and in the English language. The result of the arbitration shall be final and binding upon both parties.

14.0.	CONTRACT VIOLATION

If either Party violates the terms of this Agreement the other Party may give notice of its intent to cancel the Agreement within thirty (30) days if the other Party does not remedy the contract violation within that time.  If the violating Party does not cure the violation within thirty (30) days of receipt of such notice, the other Party may cancel the Agreement without penalty.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereto caused this Agreement on Supplemental Provisions to be executed by a duly authorized officer effective as of the date first written above.

Chindex International, Inc.		Chindex Export Medical Products, LLC

By:	/s/ Lawrence Pemble	By:	/s/ Lawrence Pemble
Name:	Lawrence Pemble	Name:	Lawrence Pemble
Title:	Chief Financial Officer	Title:	Director

[Signature Page to Services Agreement]